Aflac Incorporated 3rd Quarter 2010 Form 10-Q

EXHIBIT 10.27

FREEZE AMENDMENT FOR THE

RETIREMENT PLAN FOR DIRECTORS EMERITUS

(As Amended and Restated)

Aflac Incorporated (the “Corporation”) herby amends and freezes the Retirement Plan for Directors Emeritus (the “Plan”) effective as of May 3, 2010 (the “Effective Date”).

Background

A.	The Corporation established the position of Director Emeritus and adopted the Plan, effective as of June 13, 1989. Participation in the Plan was frozen as of May 7, 2001. The Corporation amended and restated the Plan effective as of February 9, 2010 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

B.	The Plan was designed to provide retirement benefits for non-employee members (each, a “Director”) of the Corporation’s Board of Directors (the “Board”).

C.	Pursuant to Section 14 of the Plan, the Board has the authority to amend the Plan.

D.	The Board has determined to amend the Plan to freeze all benefits retroactively as of the Effective Date, such that (i) no more service will be taken into account under the Plan, and (ii) the dollar amount taken into account for meeting fees under the Plan will be frozen at $2,000 per meeting. Accordingly, the dollar value and length of payment of annual retirement benefits under the Plan for each Director will be frozen as of the Effective Date.

Terms of Amendment

1. Section 4 of the Plan is hereby amended by deleting said section in its entirety and by substituting in lieu thereof the following:

“Section 4. Annual Benefit Amount: The annual retirement benefits payable pursuant to this Plan to a retired Director shall be equal to the compensation (excluding committee fees) paid to the Director by the Corporation for his or her service on the Board during the 12-month period immediately preceding the Effective Date. Such compensation shall include the retainer fee (up to $30,000) and regular Board meeting fees (up to $2,000 per meeting).”

2. The first sentence of Section 5 of the Plan is hereby amended by deleting said sentence in its entirety and by substituting in lieu thereof the following:

“For purposes of determining eligibility for voluntary retirement under Section 3 and calculation of the term of payment under Section 6, length of service shall be measured during the period (i) commencing on the date a Director is elected to the Board or, in the case of an employee-Director who continues as a Director after ceasing to be an employee, the date such Director ceased to be an employee of the Corporation (and affiliates and subsidiaries of the Corporation); and (ii) ending on May 3, 2010.”

3. Section 17 of the Plan hereby is amended by adding thereto, immediately after the language therein, the following sentence:

“If any Director becomes employed by the Corporation and is a specified employee (as defined in Section 409A) of the Corporation as of the date he or she separates from service (as defined above) from the Board, then, to the extent required by Section 409A, the payment of his or her annual retirement benefit shall be delayed, such that he or she shall not receive any payment during the 6-month period commencing on the date he or she separates from service; and any amount that otherwise would have been paid to him or her during such 6-month period will be paid, without interest, in a single lump sum upon the day after the 6-month anniversary of the date he or she separates from service.”

4. This amendment shall be effective as of the Effective Date.

5. Except as specified above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Freeze Amendment for the Retirement Plan for Directors Emeritus has been duly executed by an authorized officer of Aflac Incorporated on the 10th day of August, 2010.

Aflac Incorporated

By:	/s/ Daniel P. Amos
Daniel P. Amos Chairman and Chief Executive Officer

Attest:	/s/ Joey M. Loudermilk
Joey M. Loudermilk Corporate Secretary